EXHIBIT 10.2

MASSEY ENERGY COMPANY

Non-Qualified Stock Option Agreement

 [Number] Non-Qualified Stock Options

THIS AGREEMENT dated as of November 12, 2007, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and [________] (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended from time to time (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.           Award of Non-Qualified Stock Options.  Pursuant to the Plan, the Company, on November 12, 2007 (the “Grant Date”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of [________] Non-Qualified Stock Options, hereinafter described as “Options” or “Option,” at the option price of $________ per share, being not less than the Fair Market Value of such shares on the Grant Date, or on the next preceding trading date if no Company shares traded on the New York Stock Exchange on the Grant Date.  This Option is exercisable as hereinafter provided.

2.           Nontransferability.  This Option may not be transferred except by will or by the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.

3.           Expiration Date.  This Option shall expire ten years from the Grant Date (the “Expiration Date”).

4.           Exercisability.  Subject to Paragraph 7 and except as provided in Paragraph 8 below, Participant’s interest in the Options shall become exercisable (“Vested”) with respect to one-third of the Options on each of November 12, 2008, November 12, 2009, and November 12, 2010.  Once this Option, or any portions thereof, has become exercisable in accordance with the preceding sentence it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to Paragraph 5, 6, 7, or 8 or until the Option has expired pursuant to Paragraph 3. A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

5.           Death, Retirement or Disability.  If Participant dies, Retires, or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Permanently and Totally Disabled”) while in the employ or service of the Company or a Subsidiary and prior to the forfeiture of the Options under Paragraph 7, Participant shall thereupon become entitled to exercise such Options in full to the extent not vested or exercised as of the date of Participant’s death, Retirement or becoming Permanently and Totally Disabled, and all such Options shall be exercisable by Participant (or if Participant is deceased, his estate or other successor in interest following Participant’s death) during the remainder of the period preceding the Expiration Date or until the date that is three years after the date of Participant’s death, Retirement or Total and Permanent Disability, whichever is shorter.

For purposes of this Agreement, “Retire” or “Retirement” means retiring directly from active service under one of the Company’s qualified pension plans with a vested benefit on or after the attainment of age 55.

6.           Exercise after Termination of Employment or Service.  If Participant ceases to be employed by or in the service of the Company and its Subsidiaries prior to the Expiration Date for reasons other than death, Retirement or Permanent and Total Disability, this Option shall be exercisable to the extent exercisable under Paragraph 4, during the remainder of the period preceding the Expiration Date or until the date that is three months after the date Participant ceases to be employed by or in the service of the Company and its Subsidiaries for reasons other than death, Retirement or Permanent and Total Disability, whichever is shorter.

7.           Forfeiture.  Subject to the preceding Paragraph and Paragraph 8 below, all Options that are not then Vested shall be forfeited if Participant’s employment or service with the Company and its Subsidiaries terminates for any reason other than on account of Participant’s death, Retirement, or Permanent and Total Disability.

8.           Change in Control.  Notwithstanding any other provision of this Agreement, Participant's right to receive the Options shall be Vested if Participant's employment is terminated by the Company or an Affiliate without Cause within two years following a Change in Control.  For purposes of this Agreement, Cause shall occur upon:

        (i)     the willful and continued failure by Participant substantially to perform Participant's duties with the Company or an Affiliate (other than any such failure resulting from Participant's incapacity due to physical or mental illness) after written demand for substantial performance is delivered to Participant by the Company or an Affiliate which specifically identifies the manner in which the Company or Affiliate believes that Participant has not substantially performed Participant's duties,

        (ii)    Participant’s willful breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order or willfully engaging in any other gross misconduct which is materially and demonstrably injurious to the Company or any Affiliate, or

        (iii)    Participant’s conviction of, or pleading guilty or nolo condentere to, the commission of a felony involving fraud, embezzlement, theft or moral turpitude.

For purposes hereof, no act, or failure to act, on Participant’s part described in clause (i) or (ii) above shall be considered “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant's action or omission was in the best interest of the Company and its Affiliates.  The fact that Participant is or shortly may be “retirement eligible” and thus eligible for or entitled to post-retirement benefits from any plan, arrangement or program sponsored, participated in or contributed to by the Company or an Affiliate shall not prevent Participant’s termination from being considered for Cause.

9.           Notice.  Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: Corporate Secretary	Attention: Corporate Secretary
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to Participant:

[Name]
[Address]
[Address]

10.           Confidentiality.  Participant agrees that this Agreement and the receipt of Options subject to this award are conditioned upon Participant not disclosing the terms of this Agreement or the receipt of the Options to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to the date Participant is Vested in the Options.  If Participant discloses such information to any person other than those named in the prior sentence, except as may be required by law, Participant agrees that this award will be forfeited.

11.           Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

12.           No Right to Continued Employment or Service.  This Agreement does not confer upon Participant any right to continue in the employ or service of the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate such employment or service at any time.

13.           Change due to Capital Adjustments.  The terms of this Award shall be adjusted as the Committee determines and as provided in the Plan for events which, in the judgment of the Committee, necessitates such action.

14.           Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

15.           Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof or as duly amended.

16.           Participant Bound by Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof which are incorporated by reference into this Agreement.

17.           Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

18.           Taxes.  Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the exercise of any Option.

19.           Employment and Service.  In determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of a Member, a Non-Employee Service Provider and a Non-Employee Director shall be disregarded.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

                     MASSEY ENERGY COMPANY

                      By: __________________________
                      Name: Baxter F. Phillips, Jr.
                      Its: Executive Vice President and Chief Administrative Officer

                     _____________________________
                    [Participant]